Exhibit 99 filed on behalf of Johan Van Walsem for Transaction date 4/4/08

PRICE	     QUANTITY
$12.0900	700
$12.0600	300
$12.0600	200
$12.0500	28
$12.0500	100
$12.0400	200
$12.0300	200
$12.0300	500
$12.0100	185
$12.0000	587
$11.9800	900
$11.9700	100
$11.9100	900
$11.9000	100